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                         CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Post-Effective Amendment
No. 2 to the Registration Statement of Cohen & Steers Special Equity Fund, Inc. on Form N-1A (File Nos. 333-21993 and 811-08059) of our report dated February 3, 1998, on our audit of the financial statements and financial highlights of Cohen & Steers Special Equity Fund, Inc. as of December 31, 1997, which report is included in the Annual Report to Shareholders for the year ended
December 31, 1997, which is also incorporated by reference in this Post-Effective Amendment to the Registration Statement.

We consent to the reference to our firm under the capiton "Financial Highlights" in the prospectus and the captions "Accountants" and "Financial Statements" in the Statement of Additional Information.

                                 COOPERS & LYBRAND L.L.P.

New York, New York
April 17, 1998




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